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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                        CONTACT: PETER DUDA
                                                                 BSMG WORLDWIDE
                                                                 212-445-8213

U.S.A. FLORAL COMPLETES SALES OF ASSETS OF NINE DOMESTIC
OPERATING UNITS AND STOCK OF ONE CANADIAN SUBSIDIARY


MIAMI, May 9, 2001 - U.S.A. Floral Products, Inc. (OTC: ROSI.OB) announced today that it, and certain of its subsidiaries, have completed sales of the Company's remaining North American operations, which include the assets of its Miami and West Coast Bouquet operations and of its Import operations, and the stock of its Canadian subsidiary, Florimex Canada (collectively, the "Domestic Assets"). These sales do not include the Company's International Division (Florimex). The Company is in negotiations for the sale of its International Division.

As previously announced, on April 2, 2001, the Company and 16 of its U.S. subsidiaries voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.

On April 18, 2001, the Bankruptcy Court entered an Order approving bidding procedures and setting May 3, 2001 as the date for a hearing to consider approval of the proposed sales of the Domestic Assets. Among other things, the bidding procedures order entered by the Bankruptcy Court set forth a procedure for submitting higher and better offers for the purchase of some or all of the Company's Domestic Assets through an open auction that was held on May 1, 2001 for all qualified bidders. On May 3, 2001, the Bankruptcy Court held a hearing and approved the contracts that were submitted by the Company following the May 1st auction. All of these sales were closed by May 7, 2001. In total, the Company received approximately $19.8 million dollars from the sales of the Domestic Assets for the benefit of the estate.

Also as previously announced, the Company anticipates that all proceeds from the sale of its assets, including those generated from the sale of the Domestic Assets, will be distributed to creditors and that no proceeds will be available for distribution to its shareholders.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in such forward-looking statements, including those risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 relating to, among other things: the concentration of flower sales in traditional holiday periods; seasonality,

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cyclicality, fluctuations in quarterly operating results, and weather;
competition; the amortization of intangible assets; dependence upon key personnel; and imported products matters. In addition, the risks and uncertainties facing the Company also include the risks and uncertainties resulting from the Company's Chapter 11 filings and the Company's strategy while subject to Chapter 11; cash flow and liquidity issues; liquidation valuations; cash availability and collections; issues concerning the supply of product; inability to satisfy conditions to the continued use of cash collateral; failure to obtain an extension of the use of cash collateral; failure to sell, either at all or on the terms contemplated, those operating units that the Company presently anticipates will be sold; delays in obtaining or failure to obtain requisite bankruptcy court approvals; claims that may arise with respect to the various sale transactions; market factors, actions of creditors, competitors and others; unforeseen costs and expenses and other risks and uncertainties, many of which are beyond the Company's control. In addition, results may vary as a result of factors set forth from time to time in the Company's reports on file at the Securities and Exchange Commission.

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